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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
 KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
DAKOTA MERGER SUB, INC. AND
DIGITAL FUSION, INC.
Dated as of November 21, 2008

 EXHIBITS & SCHEDULES

Exhibits:
Exhibit A-1	Stockholder Agreement (Type A)
Exhibit A-2	Stockholder Agreement (Type B)
Exhibit A-3	Stockholder Agreement (Type C)
Exhibit B	Certificate of Merger
Exhibit C-1	Non-Competition Agreement (Type A)
Exhibit C-2	Non-Competition Agreement (Type B)
Exhibit D-1	Employment and Retention Agreement (Type A)
Exhibit D-2	Employment and Retention Agreement (Type B)

Schedules:
Company Disclosure Schedule
Schedule A	Parties to Stockholder Agreements
Schedule 1.1(a)	DFI Contract
Schedule 2.6(a)	Directors of the Surviving Corporation
Schedule 2.6(b)	Officers of the Surviving Corporation
Schedule 3.2(a)	Optionees with Extended Post-Termination Exercise Period
Schedule 7.2(f)	Parties to Non-Competition Agreements
Schedule 7.2(g)	Parties to Employment and Retention Agreements
Schedule 7.2(l)	Security Background Checklist

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 21, 2008 (the "Execution Date"), among KRATOS DEFENSE & SECURITY SOLUTIONS,  INC., a Delaware corporation ("Parent"), DAKOTA MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and DIGITAL FUSION, INC., a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company is a "Party" and together, the "Parties."

RECITALS:

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective corporations and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"), on the terms and subject to the conditions of this Agreement;

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), this Agreement, the Merger and the transactions contemplated hereby; the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement; the Board of Directors of Parent has resolved to recommend to its stockholders the approval of the issuance of shares of common stock of Parent, par value $0.001 per share (the "Parent Stock") in the Merger pursuant to the terms of this Agreement; and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement of Parent's willingness to enter into this Agreement, the directors, executive officers and certain stockholders of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the forms attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3 (the "Stockholder Agreements"), as specified on Schedule A;

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        WHEREAS, Parent, Merger Sub and the Company intend for federal income tax purposes that the Merger, qualifies as a "reorganization" described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        Section 1.1    Definitions.    The following capitalized terms as used in this Agreement shall have the meanings ascribed to them in this Article I:

          "Acquisition Agreement" has the meaning set forth in Section 6.12(b)(i) of this Agreement.

          "Affiliate" of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

          "Affiliated Person" has the meaning set forth in Section 4.21(a) of this Agreement.

          "Agreement" has the meaning set forth in the Preamble of this Agreement.

          "Antitrust Laws" has the meaning set forth in Section 6.9(b) of this Agreement.

          "Audited Financial Statements" has the meaning set forth in Section 4.5(c) of this Agreement.

          "Balance Sheet Date" has the meaning set forth in Section 4.6 of this Agreement.

          "Business Day" means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in San Diego, California.

          "Certificate" has the meaning set forth in Section 3.1(c) of this Agreement.

          "Certificate of Merger" has the meaning set forth in Section 2.2 of this Agreement.

          "Change in Control" means that as a result of, or in connection with, any cash tender or exchange offer, stock sale, merger or other business combination, sale of assets, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of Parent or any successor corporation or entity entitled to vote generally in the election of the directors of Parent or such other corporation or entity after such transaction are held, in the aggregate, by the holders of Parent's securities entitled to vote generally in the election of directors of Parent immediately prior to such transaction or series of transactions.

          "Change in Recommendation" has the meaning set forth in Section 6.12(b)(i) of this Agreement.

          "Closing" has the meaning set forth in Section 2.2 of this Agreement.

          "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

          "Code" has the meaning set forth in the Recitals of this Agreement.

          "Company" has the meaning set forth in the Preamble of this Agreement.

          "Company Benefit Arrangement" means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than (A) any agreement mandated by applicable Law or (B) any Company Benefit Plan.

          "Company Benefit Plans" mean employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any Liability, including but not limited to each Company Pension Plan, "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other plan, program or arrangement.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" has the meaning set forth in Section 4.1(b) of this Agreement.

          "Company Certificate" has the meaning set forth in Section 4.1(b) of this Agreement.

          "Company Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

          "Company Disclosure Schedule" has the meaning set forth in the preamble to Article IV of this Agreement.

          "Company ERISA Affiliate Plan" shall mean each employee benefit plan, program or policy to which the Company, any ERISA Affiliate of the Company or any of its Subsidiaries has contributed or had an obligation to contribute within the last six (6) years has or may have any Liability or obligations to, which is (i) a Multiemployer Plan, (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (iii) provides retiree medical benefits.

          "Company Financial Advisor" has the meaning set forth in Section 4.26 of this Agreement.

          "Company Leases" has the meaning set forth in Section 4.16(b) of this Agreement.

          "Company Licensed Intellectual Property" means all material Intellectual Property licensed to the Company or any of its Subsidiaries.

          "Company Material Adverse Effect" means any fact, event, circumstance or effect, other than any Excluded Company Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays, or could reasonably be expected to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          "Company Material Contracts" has the meaning set forth in Section 4.10(a) of this Agreement.

          "Company Material Leased Real Property" has the meaning set forth in Section 4.16(b) of this Agreement.

          "Company Material Licenses" has the meaning set forth in Section 4.15(b) of this Agreement.

          "Company Owned Intellectual Property" means all material Intellectual Property owned by the Company or any of its Subsidiaries.

          "Company Owned Real Property" has the meaning set forth in Section 4.16(a) of this Agreement.

          "Company Pension Plan" means an "employee pension benefit plan", as defined in Section 3(2) of ERISA.

          "Company Permits" has the meaning set forth in Section 4.9(a) of this Agreement.

          "Company Preferred Stock" has the meaning set forth in Section 4.2(a) of this Agreement.

          "Company Product" shall mean any product, line of products or service which Company or any of its Subsidiaries has marketed and/or sold in the preceding five (5) calendar years, or which the Company reasonably expects to market and/or sell in any of the next five (5) years.

          "Company Qualified Plans" has the meaning set forth in Section 4.12(d) of this Agreement.

          "Company Registered Brand Name" means all trademarks, trade names, brand names, and service marks registered by the Company or any of its Subsidiaries in any country throughout the world.

          "Company Representatives" means Affiliates of the Company and each of its Subsidiaries, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives.

          "Company Required Statutory Approvals" has the meaning set forth in Section 4.4(d) of this Agreement.

          "Company SEC Documents" has the meaning set forth in Section 4.5(a) of this Agreement.

          "Company Shares" has the meaning set forth in Section 3.1(b) of this Agreement.

          "Company Stock Options" means options to acquire Company Shares granted under or pursuant to the Company Stock Plans.

          "Company Stock Plans" shall mean the Company's 1998 Stock Option Plan, the Company's 1999 Stock Option Plan, the Company's 2000 Stock Option Plan, the Company's 2005 Stock Option Plan, the Standalone Option Agreements and any other plan or arrangement under which the Company or its Subsidiaries grants equity-based awards.

          "Company Stockholder Approval" has the meaning set forth in Section 4.4(a) of this Agreement.

          "Company Stockholders' Meeting" shall mean a meeting of the holders of Company Common Stock to vote on the approval and adoption of this Agreement and the Merger.

          "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving the Company or any Company Subsidiary; (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Company Subsidiary equal to or greater than fifteen percent (15%) of the number of such shares outstanding before such acquisition; or (iii) the acquisition by any Person in any manner (including by license or lease), directly or indirectly, of assets that constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company, in each case other than the transactions contemplated by this Agreement.

          "Company Unregistered Brand Name" means all (i) trademarks, trade names, brand names, and service marks for which the Company or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by the Company or any of its Subsidiaries but not registered in any country anywhere in the world.

          "Company Voting Proposal" has the meaning set forth in Section 6.6(a) of this Agreement.

          "Company Warrant" has the meaning set forth in Section 3.2(b) of this Agreement.

          "Confidentiality Agreement" has the meaning set forth in Section 6.3(a) of this Agreement.

          "Contract" means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (each, including all amendments thereto).

          "Credit Agreement" has the meaning set forth in Section 5.11 of this Agreement.

          "D&O Insurance" has the meaning set forth in Section 6.11(c) of this Agreement.

          "DGCL" has the meaning set forth in the Recitals of this Agreement.

          "Dissenting Shares" has the meaning set forth in Section 3.3 of this Agreement.

          "DFI Contract" has the meaning set forth on Schedule 1.1(a) of this Agreement.

          "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System.

          "Effective Time" has the meaning set forth in Section 2.2 of this Agreement.

          "Employment Agreements" has the meaning set forth in Section 7.2(g) of this Agreement.

          "Environmental Law(s)" means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which regulate or relate to (i) the condition, protection or clean up of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources; (ii) the generation, manufacturing, labeling, warning, notification, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances; (iii) the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (iv) impose Liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), California's Proposition 65, or any other Law of similar effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.4(a) of this Agreement.

          "Exchange Fund" has the meaning set forth in Section 3.4(a) of this Agreement.

          "Exchange Ratio" means 1.7933.

          "Excluded Company Matters" means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity, (ii) general changes after the date hereof in economic conditions, securities markets in general in the United States or general changes in the industry in which the Company operates generally, (iii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (iii)) or (iv) a change in the market price or trading volume of the Company Common Stock, in and of itself; provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects the Company compared with other companies operating in the industries in which the Company operates shall not be an Excluded Company Matter.

          "Excluded Parent Matters" means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity, (ii) general changes after the date hereof in economic conditions, securities markets in general in the United States or general changes in the industry in which Parent operates generally, (iii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (iii)) or (iv) a change in the market price or volume of the Parent Stock, in and of itself; provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects Parent compared with other companies operating in the industries in which Parent operates shall not be an Excluded Parent Matter.

          "Execution Date" has the meaning set forth in the Preamble of this Agreement.

          "Federal Acquisition Regulations" has the meaning set forth in Section 4.23(b) of this Agreement.

          "Financial Statements" has the meaning set forth in Section 4.5(d) of this Agreement.

          "Future SEC Reports" has the meaning set forth in Section 4.5(a) of this Agreement.

          "GAAP" means United States generally accepted accounting principles.

          "Government Contract" shall mean any Contract to which the Company and any Governmental Entity is a party, and any active Contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a Contract with a Governmental Entity.

          "Governmental Entity" means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

          "Hazardous Substances" means any pollutant, chemical, chemical compound, waste, material or substance that may harm, injure or affect human health, safety or the environment, including but not limited to any substance defined, classified or regulated, controlled, or subject to remediation under any Environmental Law as toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous, whether solid, liquid or gas, and including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Parties" has the meaning set forth in Section 6.11(b) of this Agreement.

          "Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign and domestic, including (i) patents, patent applications (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, PCT international applications, and all foreign counterparts), statutory invention certificates, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logotypes, brand names, trade dress and trade names, (ii) all rights in, applications for, registrations of any of the foregoing, (iii) moral rights, rights to use a natural person's name and likeness, publicity rights, (iv) all rights in and to trade secrets, confidential information, inventions, discoveries, improvements, modifications, know-how, techniques, methods, data, embodied or disclosed in any computer programs; product specifications; manufacturing, assembly, testing, clinical trials, patient surveys, physician surveys, surgical methods, educational programs, and (v) all goodwill related to any of the foregoing.

          "International Plan" means each material employment, severance or similar Contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or Contract, including, without limitation, multiemployer plan, pension, retirement savings, profit sharing, equity compensation, accident, health, hospitalization, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that (i) is entered into, maintained, administered or contributed to by either the Company or any of the Company Subsidiaries; and (ii) in which any individual employed outside of the United States by either the Company or any of the Company Subsidiaries participates.

          "International Trade Law" has the meaning set forth in Section 4.25 of this Agreement.

          "IRS" means Internal Revenue Service.

          "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to the Parent's stockholders in connection with the Parent Stockholders' Meeting.

          "Knowledge" shall mean, with respect to the Company, the actual knowledge or awareness, after a reasonable investigation, of the executive officers and members of the Board of Directors of the Company, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties. "Knowledge" shall mean, with respect to Parent, the actual knowledge or awareness, after a reasonable investigation, of the executive officers of Parent, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties.

          "Law" means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the court, other Governmental Entity or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

          "Liability" or "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          "Liens" means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, right of first refusal, option, conditional or installment sale agreement, charge or other claims of third parties of any kind.

          "Merger" has the meaning set forth in the Recitals of this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.1(c) of this Agreement.

          "Merger Sub" has the meaning set forth in the Preamble of this Agreement.

          "Merging Corporations" shall mean Merger Sub and the Company.

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

          "New Benefit Plans" has the meaning set forth in Section 6.4(a) of this Agreement.

          "Non-Competition Agreements" has the meaning set forth in Section 7.2(f) of this Agreement.

          "Non-Employee Options" has the meaning set forth in Section 6.16 of this Agreement.

          "Parent" has the meaning set forth in the Preamble of this Agreement.

          "Parent Board" shall mean the Board of Directors of Parent.

          "Parent Financial Statements" has the meaning set forth in Section 5.4 of this Agreement.

          "Parent Material Adverse Effect" shall mean any fact, event, circumstance or effect, other than any Excluded Parent Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of Parent, or (ii) prevents or materially delays, or could reasonably be expected to prevent or materially delay, the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          "Parent Permits" has the meaning set forth in Section 5.5(a) of this Agreement.

          "Parent Preferred Stock" has the meaning set forth in Section 5.2 of this Agreement.

          "Parent Representatives" means Affiliates of Parent and each of its Subsidiaries, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives.

          "Parent Required Statutory Approvals" has the meaning set forth in Section 5.3(c) of this Agreement.

          "Parent SEC Documents" has the meaning set forth in Section 5.4 of this Agreement.

          "Parent Stockholders' Meeting" shall mean a meeting of the holders of Parent Stock to vote on the Parent Voting Proposal.

          "Parent Stock" has the meaning set forth in the Recitals of this Agreement.

          "Parent Stock Option" means any option to purchase Parent Stock granted under the Parent Stock Plans or otherwise.

          "Parent Stock Plans" means any plan or arrangement under which Parent grants equity-based awards.

          "Parent Voting Proposal" has the meaning set forth in Section 6.6(b) of this Agreement.

          "Parties" has the meaning set forth in the Preamble of this Agreement.

          "Patent Rights" has the meaning set forth in Section 4.15(e) of this Agreement.

          "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          "Proceedings" means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Entity.

          "Proposal Period" has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

          "Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

          "Reorganization" has the meaning set forth in the Recitals of this Agreement.

          "Required Company Stockholder Vote" shall mean the affirmative vote to approve and adopt this Agreement and the Merger by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders' Meeting.

          "Required Parent Stockholder Vote" shall mean the vote to approve the issuance of Parent Stock in the Merger by the holders of a majority of the shares of Parent Stock present (in person or by proxy) at the Parent Stockholders' Meeting and constituting a quorum for the purpose of voting on such approval.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Reports" means all forms, reports, statements, schedules and other documents filed by Parent pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, statements, schedules and other documents to be filed by Parent with the SEC after the date hereof and prior to the Effective Time.

          "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

          "Standalone Option Agreements" shall mean the Option Agreement between the Company and the individuals listed in Section 4.2(c) of the Company Disclosure Schedule.

          "Stockholder Agreements" has the meaning set forth in the Recitals of this Agreement.

          "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          "Subsidiary Bylaws" has the meaning set forth in Section 4.3(c) of this Agreement.

          "Subsidiary Charters" has the meaning set forth in Section 4.3(c) of this Agreement.

          "Superior Company Proposal" means any bona fide written offer not solicited by or on behalf of the Company made by a third party that if consummated would result in such third party acquiring, directly or indirectly, all of the Company Shares or all or substantially all the assets of the Company and the Company Subsidiaries, (i) for consideration that the Company Board determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of Company Shares than the transactions contemplated by this Agreement (based on the advice of an independent financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal, this Agreement and any proposal by Parent to amend the terms of this Agreement, (ii) for which financing, to the extent required, is then fully committed, (iii) for which, in the good faith judgment of the Company Board, no regulatory approvals are required, including antitrust approvals, that would not reasonably be expected to be obtained without undue cost or delay and (iv) that, in the good faith judgment of the Company Board, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

          "Superior Proposal Notice" has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

          "Surviving Corporation" has the meaning set forth in Section 2.1 of this Agreement.

          "Takeover Laws" has the meaning set forth in Section 6.15 of this Agreement.

          "Tax" or "Taxes" means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

          "Tax Returns" means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

          "Termination Date" has the meaning set forth in Section 8.1(b)(i) of this Agreement.

          "Termination Fee" has the meaning set forth in Section 8.3(b) of this Agreement.

          "Trading Day" means (i) a day on which the Parent Stock is traded on the NASDAQ Global Market or (ii) if the Parent Stock is not listed on the NASDAQ Global Market, a day on which the Parent Stock is traded in the over the counter market, as reported by the OTC Bulletin Board; provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

          "Unaudited Financial Statements" has the meaning set forth in Section 4.5(d) of this Agreement.

          "USPTO" means the United States Patent and Trademark Office.

        Section 1.2    Construction.    Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and will be deemed to be followed by the words "without limitation", (d) the terms "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the "Surviving Corporation") and shall continue its corporate existence under the DGCL.

        Section 2.2    Closing.    The closing of the Merger (the "Closing") shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the continued satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, unless another place is agreed to in writing by the Parties hereto. On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger), such time being referred to herein as the "Effective Time."

        Section 2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.4    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, by the DGCL or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation shall be Digital Fusion, Inc."

        Section 2.5    Bylaws of the Surviving Corporation.    At the Effective Time, the bylaws of the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until amended as provided therein, by the DGCL or by applicable Law.

        Section 2.6    Directors and Officers of the Surviving Corporation.

        (a)   The individuals set forth on Schedule 2.6(a) hereof shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

        (b)   The individuals set forth on Schedule 2.6(b) hereof shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE III

EFFECT ON CAPITAL STOCK; EXCHANGE PROCEDURES

        Section 3.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Merging Corporations:

          (a)    Merger Sub Common Stock.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock (shares of Company Common Stock being hereinafter collectively referred to as "Company Shares") held in the treasury of the Company and any Company Shares owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any Company Shares issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c)    Conversion of Company Common Stock.    Each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Stock equal to the amount obtained by multiplying (i) the Exchange Ratio by (ii) each such Company Share (the "Merger Consideration") upon surrender and exchange of a Certificate. As of the Effective Time, all such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each holder of a certificate representing any such Company Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

        Section 3.2    Company Stock Options and Company Warrants.

        (a)    Treatment of Company Stock Options.    The Company and the Parent shall take all actions necessary (including any required notices by the Company) to provide that, effective as of the Effective Time, each Company Stock Plan and each outstanding Company Stock Option will be assumed by Parent. Each Company Stock Option assumed by the Parent will continue to have, and be subject to, the same material terms and conditions of such option immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for a number of shares of Parent Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Company Stock Option outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the Parent Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the per share exercise price for such Company Stock Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Company Stock Options as well as the terms and conditions of exercise of such assumed options shall be designed to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such Company Stock Option will continue in full force and effect, and the term, exercisability, vesting schedule or other provisions of such Company Stock Option will remain unchanged. Consistent with the terms of the Company Option Plans and the documents governing the outstanding options under the Company Option Plans, the Merger will not terminate any of the outstanding Company Stock Options or accelerate the exercisability or vesting of such Company Stock Options or the shares of Parent Stock underlying the Company Stock Options upon Parent's assumption thereof in the Merger except (i) with respect to those Company Stock Options that are incentive stock options for purposes of the Code, as set forth on Section 4.2(c) of the Company Disclosure Schedule, which shall vest in full upon a Change in Control, (ii) with respect to those Company Stock Options held by the individuals set forth on Schedule 3.2(a) that contain a post-termination exercise period equal to the greater of two years from the Closing Date or ninety (90) days and (iii) consistent with the existing terms of the Company Option Plans and the documents related thereto governing the Company Stock Options that are non-qualified stock options for purposes of the Code.

        (b)    Treatment of Company Warrants.    At the Effective Time, (i) each outstanding warrant to purchase shares of Company Common Stock (a "Company Warrant") shall by virtue of the Merger be assumed by Parent subject to the terms of the Company Warrant and (ii) the Company shall take all actions necessary, including any required notices by the Company, to provide that, effective as of the Effective Time, each outstanding Company Warrant will be assumed by Parent. Each Company Warrant assumed by the Parent will continue to have, and be subject to, the same material terms and conditions of such warrant immediately prior to the Effective Time, except that (A) each Company Warrant will be exercisable for a number of shares of Parent Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Company Warrant outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (B) the per share exercise price for the Parent Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the per share exercise price for such Company Warrant outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such Company Warrant will continue in full force and effect, and the term, exercisability or other provisions of such Company Warrant will remain unchanged. Consistent with the terms of the Company Warrants, the Merger will not terminate any of the outstanding Company Warrants or accelerate the exercisability of such Company Warrants or the shares of Parent Stock underlying the Company Warrants upon Parent's assumption thereof in the Merger.

        Section 3.3    Dissenters' Rights.    Notwithstanding any provision of this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder's rights to receive payment of the fair value of such holder's Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 3.3, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Company Shares to be paid the fair value of such holder's Dissenting Shares pursuant to

Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to direct in compliance with all applicable Laws all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

        Section 3.4    Exchange Procedures.

        (a)    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Shareowner Services or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article III through the Exchange Agent, (i) certificates representing a number of shares of Parent Stock equal to the Merger Consideration issuable to the Company stockholders pursuant to Section 3.1 and (ii) an amount of cash sufficient to make payments in lieu of fractional shares in accordance with Section 3.4(e). Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions pursuant to Section 3.4(c). Any cash and certificates representing Parent Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 3.1. Except as contemplated by Section 3.4(c) and Section 3.4(e) hereof, the Exchange Fund shall not be used for any other purpose.

        (b)    Surrender of Certificates.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Stock representing, in the aggregate, the whole number of shares that such holder is entitled to receive pursuant to Section 3.1, and (B) a check in the amount of the cash that such holder is entitled to be paid in respect of any fractional shares of Parent Stock pursuant to Section 3.4(e) and dividends and other distributions pursuant to Section 3.4(c), if any, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 3.4(c) or Section 3.4(e). In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Company Shares to such a transferee if the Certificate representing such transferred Company Shares is presented to the Exchange Agent in accordance with this Section 3.4(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

        (c)    Dividends and Distributions.    No dividends or other distributions declared or made after the Effective Time with respect to the Parent Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate who is entitled to receive Parent Stock upon such surrender, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.4(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.4(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the stock certificates representing whole shares of Parent Stock to be issued in exchange therefor, without interest, (i) promptly, (A) the amount of any cash payable with respect to a fractional share of Parent Stock to which such holder is entitled pursuant to Section 3.4(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the date of surrender of such holder's Certificate and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Stock.

        (d)    Full Satisfaction.    The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.4(c) or Section 3.4(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares represented by such Certificates.

        (e)    Fractional Shares.    No fractional shares of Parent Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Stock, after aggregating all fractional shares of Parent Stock issuable to such holder, shall in lieu of such fraction of a share and upon surrender of such holder's Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of Parent Stock during the five (5) Trading Days immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Shares in lieu of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (f)    Termination of Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in respect of such Company Shares, any cash paid in respect of fractional shares of Parent Stock to which they are entitled pursuant to Section 3.4(e) and any dividends or other distributions with respect to Parent Stock to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Neither Parent, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Company Shares for any such shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

        (g)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Company Shares represented by such Certificate, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(c), in each case, without any interest thereon.

        (h)    Withholding Taxes.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

        (i)    Exchange Fund Cash.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 3.4(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

        (j)    No Further Ownership Rights in Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or mandated by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 3.4(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(c), in each case, net of any required withholding for Tax and without any interest thereon.

        (k)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

        Section 3.5    Further Assurances.    If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such stockholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Parent (the "Company Disclosure Schedule"):

        Section 4.1    Organization and Qualification.

        (a)   The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        (b)   The copies of the Company's Certificate of Incorporation, as amended (the "Company Certificate"), and Bylaws, as amended (the "Company Bylaws"), made available to Parent are complete and correct copies of such documents, and no other such documents are binding upon the Company. The Company Certificate and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Certificate or the Company Bylaws. The Company has made available to Parent copies of, the charters of each committee of the Company's Board of Directors and any code of conduct or similar policy adopted by the Company.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of 30,000,000 Company Shares and 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of November 17, 2008, (i) 11,745,123 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) no Company Shares were held in the treasury of the Company, (iv) 6,096,241 Company Shares were reserved for issuance upon exercise of Company Stock Options issued and outstanding, (v) 475,000 Company Shares reserved for issuance under the Company's deferred compensation plan, (vi) 870,364 Company Shares were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than Company Shares authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding), (vii) 30,000 Company Shares were reserved for issuance upon exercise of Company Warrants issued and outstanding, (viii) 60,000 shares of Company Preferred Stock were designated as Series A Preferred Stock, par value $0.01 per share and (ix) 45,000 shares of Company Preferred Stock were designated as Series B Preferred Stock, par value $0.01 per share. Each issued and outstanding share of capital stock of the Company is, and each Company Share reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since November 17, 2008 through the date hereof, except as permitted by this Agreement, (i) no Company Shares have been issued, except in connection with the exercise of Company Stock Options issued and outstanding on November 17, 2008 and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

        (b)   Except for Company Stock Options and Company Warrants issued and outstanding, as of the date hereof, there are no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Shares or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Company Shares or the capital stock or other equity interests of any Subsidiary of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Company Subsidiary. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any Company Shares. The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

        (c)   The Company has previously made available to Parent complete and correct copies of each Company Stock Plan. Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and correct list as of November 21, 2008, of all holders of outstanding Company Stock Options, whether or not granted under the Company Stock Plans, including the date of grant, the number of Company Shares subject to each such option, the exercise price per Company Share, the exercise and vesting schedule, the number of Company Shares remaining subject to each such option, the Company Stock Options that are incentive stock options for purposes of the Code, and the maximum term of each such option. Complete and correct copies of (i) all written agreements, including amendments thereto, evidencing the grant of Company Stock Options and (ii) all Company Board consents approving each Company Stock Option, including the written agreement and amendments thereto, have been provided to Parent by the Company. None of the Company Stock Options were granted with exercise prices below fair market value on the date of grant. All Company Stock Options have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP, and no such grants involved any "back dating," "forward dating" or similar practices with respect to such grants.

        (d)   The Company has previously made available to Parent complete and correct copies of each Company Warrant. Section 4.2(d) of the Company Disclosure Schedule sets forth a complete and correct list as of November 21, 2008, of all holders of outstanding Company Warrants, including the date of issuance, the number of Company Shares subject to each such warrant, the exercise price per Company Share, the exercise and vesting schedule, the number of Company Shares remaining subject to each such warrant, and the maximum term of each such warrant. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the issuance of Company Warrants have been provided to Parent by the Company. All Company Warrants have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP.

        Section 4.3    Subsidiaries.

        (a)   Each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary.

        (b)   All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Subsidiaries.

        (c)   Section 4.3(c) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (e.g., sales, manufacturing, administrative, etc.) of each Company Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy each of the Company's Subsidiaries' Articles of Incorporation, Certificate of Incorporation or Articles of Organization, as the case may be, (collectively, the "Subsidiary Charters") and Bylaws (collectively, the "Subsidiary Bylaws"), each as amended to date. The Subsidiary Charters and the Subsidiary Bylaws are in full force and effect. The Company's Subsidiaries are not in violation of any provision of the applicable Subsidiary Charters or the Subsidiary Bylaws. The Company has made available to Parent copies of, the charters of each committee of the Board of Directors of each Company Subsidiary and any code of conduct or similar policy adopted by the Company's Subsidiaries.

        Section 4.4    Authority; Non-Contravention; Approvals.

        (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). The affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote at a duly called and held meeting of the Company's stockholders will be the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement and the Merger (the "Company Stockholder Approval").

        (b)   At a meeting duly called and held on November19, 2008, at which all directors were present, the Company Board unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, are advisable, fair to and in the best interests of the Company and the Company's stockholders, (ii) approved and adopted this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company stockholders. Such determinations, approvals, resolutions and recommendations are in effect as of the date hereof. No takeover statute or other similar statute or regulation relating to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

        (c)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or (iii) any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

        (d)   Except for (i) the filings by the Company required by the HSR Act, (ii) the filings by the Company required by Antitrust Laws of foreign jurisdictions and (iii) the filing of the Certificate of Merger as required by the DGCL (the filings and approvals referred to in clauses (i) through (iii) collectively, the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

        Section 4.5    Reports and Financial Statements.

        (a)   Prior to September 12, 2006, the Company filed all forms, reports, statements, schedules and other documents required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents") on a timely basis or timely filed a valid extension of such time of filing and filed any such Company SEC Documents prior to the expiration of any such extension. The Company SEC Documents, as amended, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Future SEC Reports"), (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Documents, as amended, and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC with respect to any of the Company SEC Documents. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents, as amended, or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its consolidated Subsidiaries, taken as a whole).

        (c)   The Company has delivered to Parent copies of Company's audited consolidated financial statements as of and for the fiscal years ended December 26, 2005, 2006, and 2007, together with the notes thereto (the "Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto.

        (d)   The Company has delivered to Parent copies of Company's unaudited consolidated financial statements for the nine (9) month period ended September 18, 2008, (the "Unaudited Financial Statements"). The Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements and are correct and complete and fairly present the financial position and condition of the Company at the date thereof and the results of operations for the period covered thereby (subject to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its consolidated Subsidiaries, taken as a whole) and contain no material misstatements or omissions (the Audited Financial Statements and the Unaudited Financial Statements, together, the "Financial Statements").

        (e)   Except as set forth in Section 4.5(e) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed to its auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure) (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (f)    As of the date of this Agreement, the Company has not received written notice of any SEC inquiries or investigations or other governmental inquiries or investigations (pending or threatened) in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. The Company has not conducted any internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

        (g)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (h)   None of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any Subsidiary, and, except as set forth in the Company SEC Documents, as amended, or in Section 4.5(h) of the Company Disclosure Schedule, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

        Section 4.6    Absence of Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except Liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2007 (the "Balance Sheet Date"); or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has collected its accounts receivable and paid its accounts payable in a timely manner consistent with past practice.

        Section 4.7    Litigation.    As of the date hereof, there are no actions pending, or, to the Knowledge of the Company, threatened in writing against, which relate to or affect the Company or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator which could reasonably be expected to individually, or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has committed a material violation of any order of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any Subsidiary or any of their respective properties or assets, and the business operations of the Company and its Subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity. There has not been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 4.8    Absence of Certain Changes or Events.    Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been:

          (a)   any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (b)   any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

          (c)   any material revaluation by the Company or any Subsidiary of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

          (d)   any transaction or commitment made, or any Contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case, material to the Company and Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (e)   any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities;

          (f)    any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (g)   any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (h)   any issuance by the Company or any Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Company Shares pursuant to the exercise of any Company Stock Options and Company Warrants in existence prior to the date hereof;

          (i)    any material incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (j)    any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

          (k)   any making of any material loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in any Subsidiary and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

          (l)    any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (m)  any material grant of equity or other compensation, or increase in the benefits under, or the establishment, material amendment or termination of, any Company Benefit Plan covering current or former employees, officers, consultants, or directors of the Company or any Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of the Company or any of its Subsidiaries or any other employee earning noncontingent cash compensation in excess of $50,000 per year;

          (n)   any entry by the Company or any Subsidiary into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of the Company or any Subsidiary or entry into any such agreement with any person for a noncontingent cash amount in excess of $50,000 per year or outside the ordinary course of business;

          (o)   any material labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement as of the Balance Sheet Date or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (p)   any authorization or commitment with respect to, any single capital expenditure that was in excess of $50,000 or capital expenditures that were, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries, taken as a whole; or

          (q)   any authorization of, or agreement by the Company or any Subsidiary to take, any of the actions described in this Section 4.8, except as expressly contemplated by this Agreement.

        Section 4.9    Compliance with Applicable Law; Permits.

        (a)   The Company, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, any Governmental Entity engaged in the regulation of the Company's products) which are required for the Company and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Company Permits"), and all the Company Permits are valid, and in full force and effect.

        (b)   The Company and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, applicable Law or (ii) threatening to revoke any material Company Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

        Section 4.10    Company Material Contracts; Defaults.

        (a)   Except as filed as exhibits in full without redaction to the Company's SEC Documents prior to the date hereof or set forth in Section 4.10 of the Company Disclosure Schedule and previously made available to Parent, neither the Company nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral), or groups of related Contracts with the same party or group of parties, that (i) constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) relate to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture; (iii) require the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days' or less notice without premium or penalty or other cost of any kind or nature; (iv) relate to the research, development, distribution, supply, license, co-promotion or manufacturing by other Persons of Company Products; (v) relate to a Company Product and purports to prohibit the Company or any Subsidiary from contesting the validity or ownership of any other Person's patent or from challenging the inventorship of any other Person's invention; (vi) which relate to a Company Product and where, in settlement of an actual or threatened action for patent infringement, trade secrets misappropriation or similar intellectual property action, the Company or any Subsidiary purports to acknowledge or agree that certain acts infringe or misappropriate the rights of another Person; (vii) where, in settlement of an actual or threatened action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Company Owned Intellectual Property which relates to a Company Product; (viii) relating to any joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party, (ix) which relate to lease agreements to which the Company or any of its Subsidiaries is a party with annual lease payments in excess of $100,000, (x) which relate to standby letter of credits obtained by the Company or any of its Subsidiaries has in an amount in excess of $150,000 and Contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Person or entity an amount in excess of or guaranteed an amount in excess of $100,000, (xi) which relate to agreements under which the Company has granted any Person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (xii) which relate to agreements under which the Company or any of its Subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any of its Subsidiaries' properties or assets, (xiii) (A) purporting to restrict or prohibit the Company or any of its Subsidiaries (1) from engaging or competing in any line of business or activity, with any Person or in any geographic area, or (2) from granting any license, franchise or other rights to any other Person in any Intellectual Property, or (B) which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date; (xiv) (A) grants any exclusive license, exclusive supply or exclusive distribution agreement or other material exclusive rights, or (B) grants any "most favored nation" rights or other preferential pricing terms with respect to any Company Product, service or Company Owned Intellectual Property; (xv) which relate to any executory obligations relating to the acquisition or disposition of all or any portion of any business of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, business combination or otherwise); (xvi) which the Company or any Company Subsidiary is a party with any Governmental Entity; and (xvii) to the extent not included within the foregoing, each Company Material License (the items described in clauses (i) through (xvii) hereof, collectively, the "Company Material Contracts"). The Company has made available to Parent a correct and complete copy of each Company Material Contract listed in Section 4.10(a) of the Company Disclosure Schedule (including all exhibits and schedules thereto).

        (b)   Each of the Company Material Contracts is valid and binding on the Company or its Subsidiary party thereto and, to the Company's Knowledge, each other Person party thereto, and is in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. No Company Material Contract will, by its terms, terminate as a result of the transactions contemplated by this Agreement or require any consent from any Person thereto in order to remain in full force and effect immediately after the Effective Time, except where such termination would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries.

        (c)   Neither the Company nor any of its Subsidiaries is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries. No other Person has alleged or claimed that the Company or any of its Subsidiaries, or any sublicensee of the Company or any of its Subsidiaries, is in violation, breach or default under any Company Material Contract. To the Company's Knowledge, no other party to a Company Material Contract is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries.

        Section 4.11    Taxes.

        (a)   Each of the Company and its Subsidiaries has (i) duly and timely filed with the appropriate Tax authority all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all material respects and (ii) paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a Tax authority that it had not previously been required to file in the immediately preceding taxable period.

        (b)   The unpaid Taxes of the Company and its Subsidiaries did not, as of September 18, 2008, exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since September 18, 2008, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

        (c)   There are no Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith and reserved against in accordance with GAAP.

        (d)   No deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been set forth or claimed in writing, or proposed or assessed by a Tax authority. There are no pending or, to the Knowledge of the Company, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of the Company and its Subsidiaries, and there are no matters under discussion with any Tax authority, or known to the Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any of the Company and its Subsidiaries. No issues relating to Taxes of the Company or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 26, 2005, 2006 and 2007, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes. None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter.

        (e)   Neither the Company nor any of its Subsidiaries has requested or received any ruling from any Tax authority, or signed any binding agreement with any Tax authority (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a Taxing Authority on behalf of the Company or any of its Subsidiaries since January 1, 2005 (regardless of whether the requested ruling is still pending or withdrawn).

        (f)    Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. Neither the Company nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar non-employee status who, according to any Company Benefit Plan or applicable Law, should have been classified as an employee.

        (g)   There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for any amounts.

        (h)   Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

        (i)    Neither the Company nor any of its Subsidiaries (i) is a party to or subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes and (ii) does not own a single member limited liability company treated as a disregarded entity for federal income Tax purposes.

        (j)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

        (k)   Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The Company does not know of any fact that could be reasonably expected to prevent the Company from providing any customary representations contained in any certificates requested from the Company pursuant to Section 6.13(c) of this Agreement.

        (l)    Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or to a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Tax Return filed by or on behalf of the Company or any of its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company or any of its Subsidiaries with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

        (m)  Neither the Company nor any of its Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return which change in method would require an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any of its Subsidiaries has not yet filed a Tax Return. No application is pending with any Tax authority requesting permission to make any change in any accounting method that would require such an adjustment, nor has the Company or any of its Subsidiaries received any notice that a Tax authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries that would require such an adjustment.

        (n)   The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Execution Date to a period (or portion thereof) beginning after the Execution Date. Except to the extent adequately reserved for in the Unaudited Financial Statements, the Company has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any Subsidiary of the Company, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Execution Date.

        (o)   Section 4.11(o) of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by the Company or any of its Subsidiaries. Except as set forth on Section 4.11(o) of the Company Disclosure Schedule, there is currently no limitation on the use of the Tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).

        (p)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

        (q)   Neither the Company nor any of its Subsidiaries has a "permanent establishment" in any country other than the country under the laws of which it is organized (as such term is defined in any applicable Tax treaty or convention between the country of organization and such other country) and has not otherwise taken steps or conducted business operations that have exposed, or will expose, it to the Tax jurisdiction of such other country.

        (r)   The Company and its Subsidiaries have made available to Parent complete and accurate copies of all documents requested in writing by Parent relating to Taxes or Tax Returns of the Company or any of its Subsidiaries.

        Section 4.12    Employee Benefit Plans; ERISA.

        (a)   Section 4.12(a) of the Company Disclosure Schedule includes a complete list, as of the date hereof, of each Company Benefit Plan. The Company has made available to Parent a copy of each of the Company Benefit Plans, including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination or opinion letter, and the most recent annual report (Form 5500) and any audited financial statements.

        (b)   The Company and its Subsidiaries have complied in all material respects, and are now in compliance in all material respects, with all provisions of all Laws and regulations applicable to Company Benefit Plans and each Company Benefit Plan has been administered in accordance with its terms, including the timely making of all required contributions and the reflection by the Company of all required accruals on its financial statements. To the Company's Knowledge, no event or condition exists which would reasonably be expected to subject the Company or any of its Subsidiaries to Liability in connection with the Company Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course. With respect to each applicable Company Benefit Plan, to the

Company's Knowledge (i) there are no pending or threatened actions which have been asserted or instituted and which would reasonably be expected to result in any Liability of the Company or any of its Subsidiaries; (ii) there are no audits, inquiries or Proceedings pending or threatened by any governmental authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material Liability to the Company, any Company Subsidiary, or any of their respective employees.

        (c)   In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the Merger or the transactions contemplated hereby or thereby, or the Company Stockholder Approval (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

        (d)   Section 4.12(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the "Company Qualified Plans"). The IRS (or other relevant foreign regulatory agency) has issued a favorable determination or opinion letter (or similar approval under foreign law) with respect to each Company Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

        (e)   Except as otherwise provided in Section 4.12(e) of the Company Disclosure Schedule, no Company ERISA Affiliate Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its ERISA Affiliates after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

        (f)    No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (g)   No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

        (h)   No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, an International Plan.

        (i)    There is no Contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

        (j)    No payment pursuant to any Company Benefit Plan or Company Benefit Arrangement between Company or a Subsidiary and any "service provider" (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.

        (k)   Each Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement that is a "nonqualified deferred compensation plan" (within the meaning of

Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any applicable administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement. Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

        (l)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of the Company or any Subsidiary of the Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as a "parachute payment" (as defined in Section 280G(b)(2) of the Code). The Company has made available to Parent all necessary information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual's employment with the Company is terminated immediately after the Effective Time. The Company has identified in Section 4.12(l) of the Company Disclosure Schedule and provided to Parent (i) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual; (ii) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement; and (iii) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual's excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

        (m)  All consideration and other amounts paid or payable and benefits granted or to be granted to any holder of Company Shares or other securities of the Company, including any officer, director, employee, consultant or other independent contractor, under any Company Benefit Plan or Company Benefit Arrangement have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the applicable persons. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

        Section 4.13    Labor and Other Employment Matters.

        (a)   Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, (i) no work stoppage, slowdown, lockout, labor strike, grievances, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of its Subsidiaries are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers' compensation, occupational safety, plant closings, layoffs, reductions in force and wage and hours, (iv) the Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any

Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability (vii) there are no material controversies pending or, to the knowledge of the Company, threatened (including threatened lawsuits or claims), between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, Proceeding, claim, arbitration or investigation before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, Labor Commissioner, the Department of Labor, OSHA, or any other Governmental Entity; (viii) all employees of the Company and its Subsidiaries are employed on an at-will basis, and there employment can be terminated at any time, with or without notice, for any lawful reason or no reason at all; and (ix) the Company and its Subsidies have not conducted any layoffs or reductions in force within six (6) months of the Closing. As of the date hereof, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

        (b)   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. Since January 1, 2004 to the date hereof, there has not been a representation question respecting any of the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.

        (c)   The Company has identified in Section 4.13(c) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Company Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits except as described in the last sentence of Section 3.2(a).

        (d)   Each current and former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products or development of technology or authoring of computer software or other copyrighted materials for the Company or any of its Subsidiaries has executed a written contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, technology or work of authorship.

        (e)   Section 4.13(e) of the Company Disclosure Schedule, as of the date hereof, sets forth a list of the names of all current directors, officers, employees and consultants currently employed or engaged by the Company and its Subsidiaries and who have received payment by way of compensation from the Company or its Subsidiaries in excess of $10,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with the Company or its Subsidiaries and current positions and identifies all agreements between the Company or its Subsidiaries and such individuals (other than any of the following agreements in the Company or its Subsidiaries' standard form: (i) offer letters for employment, (ii) proprietary rights assignment agreements, (iii) stock option agreements or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with the Company.

        Section 4.14    Environmental Matters.

        (a)   The Company and its Subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

        (b)   Neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

        (c)   None of the following exists at any property or facility owned or operated by the Company and its Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

        (d)   Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or currently or formerly owned, operated or leased any property or facility so as to give rise to any current or future Liability or corrective or remedial obligation under any Environmental Laws.

        (e)   No release or threatened release of any Hazardous Substance has occurred or is occurring at, on, under, from or to any property or facility currently or formerly owned, operated or leased by the Company, or to which the Company has sent a Hazardous Substance, and no such property or facility is contaminated by any Hazardous Substance.

        (f)    Neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material Liabilities of any other Person under any Environmental Law.

        (g)   There are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material Liability of the Company or its Subsidiaries arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated or leased by the Company or any of its Subsidiaries, now or in the past, or (b) any violation, or alleged violation, or requirement of any Environmental Law.

        (h)   The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business and properties of the Company or its Subsidiaries, or the compliance (or noncompliance) by such entities with any Environmental Laws.

        Section 4.15    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) statutory invention certificates, U.S. and foreign patents, utility models, and patent applications and for each, its number, issue date, title, owner and priority information for each country in which such patent has been issued, or the application number, date of filing, title, owner and priority information for each country in which an application is pending; (ii) Company Registered Brand Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Company Registered Brand Name is registered, and the owner of each such Company Registered Brand Name; (iii) Company Unregistered Brand Names, and, if applicable, the application serial number thereof, the date of filing, the countries in which such application was filed and the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number, title of the work, and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights, the title of the work, and the date and countries in which each such application was filed; and (vi) domain name registrations, in each case set forth in subsections (i) through (vi) above, included in the Company Owned Intellectual Property as of the date hereof.

        (b)   Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list or description, as appropriate, of all Contracts by which the Company or any of its Subsidiaries has been granted or has granted to others any license, covenant not to sue or other immunity to or under Intellectual Property that is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted as of the date hereof and as contemplated to be conducted, and where (i) such Intellectual Property is embodied in any Company Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Company Material Adverse Effect; (iii) the agreement requires or reasonably could be expected to require the Company or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $50,000 or more over the term of the Contract; (iv) the agreement purports to be an inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to Intellectual Property which is co-owned by another Person or as to which another Person has a right to acquire, right of first refusal or right of first negotiation (collectively, "Company Material Licenses"); provided, however, Section 4.15(b) of the Company Disclosure Schedule need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available commercially off-the-shelf. A true and complete copy of each Company Material License has been made available to Parent.

        (c)   (i) The use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection with the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted, and (ii) the manufacture, use, offer for sale, and sale of Company Products (as such products exist as of the date hereof), do not, to the Company's Knowledge, infringe or misappropriate or otherwise violate any Intellectual Property rights of any Person, and the Company is unaware of any facts that would form a reasonable basis for a claim of any such infringement, misappropriation or violation, and no claim is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries alleging any of the foregoing.

        (d)   Except for the Company Material Licenses of which Parent has been provided true and accurate copies, and as listed in Section 4.15(d) of the Company Disclosure Schedule, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted that will require any material payment or the undertaking of any material obligation by the Company or any of its Subsidiaries.

        (e)   None of the patents or patent applications required to be listed in Section 4.15(a) of the Company Disclosure Schedule (the "Patent Rights") are involved in any interference, reexamination, opposition or similar active Proceeding which would reasonably be expected to have a material adverse effect thereon, and there has been no threat that any such Proceeding will hereafter be commenced. The Patent Rights (i) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned, (ii) have been prosecuted in good faith, and the Company, its licensors, the inventors, and all those involved with the prosecution of the Company Owned Intellectual Property have complied with, or will comply with, the USPTO's duty of candor and good faith in dealing with the USPTO (or similar duty with respect to any non-U.S. patent office), including the duty to disclose to the USPTO all information known to be material to the patentability of each of the patents and patent applications in the Company Owned Intellectual Property, (iii) are not subject to any inventorship challenges, (iv) to the Company's Knowledge, are patentable or valid as the case may be, and enforceable and all required maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, and (v) with respect to issued patents, have not been terminally disclaimed. None of the Company Registered Brand Names or Company Unregistered Brand Names required to be listed in Section 4.15(a) of the Company Disclosure Schedule is involved in any opposition, cancellation, nullification, interference, or similar active Proceeding which would reasonably be expected to have a material adverse effect thereon, and there has been no threat that any such Proceeding will hereafter be commenced.

        (f)    Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of Intellectual Property purported to be Company Owned Intellectual Property, including without limitation, that listed on Section 4.15(a) of the Company Disclosure Schedule. The Company or a Subsidiary of the Company is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Company Material Licenses of which Parent has been provided true and accurate copies.

        (g)   Other than the Company Owned Intellectual Property and Company Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted, and the Company has or will be able to obtain any rights or licenses to use all Intellectual Property rights and other material intangible property and assets that are, or would be, necessary to the current or future conduct of the Company. The Company Owned Intellectual Property is valid and enforceable, and the Company has the right to enforce such Company Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

        (h)   No legal Proceedings are pending or are threatened against the Company or any of its Subsidiaries or licensors of Company Licensed Intellectual Property (i) based upon, challenging or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries or any other operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Company Material Licenses conflict with the terms of any other Person's license or other agreement.

        (i)    To the Company's Knowledge, there are no infringements, misappropriations or violations by others of any of the Company Owned Intellectual Property, Company Licensed Intellectual Property, or other proprietary information of the Company, and the Company is unaware of any facts which would form a reasonable basis for a claim of any such infringement, misappropriation or violation. The Company and its Subsidiaries have not granted any license or other right to any Person with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof other than pursuant to agreements listed in Section 4.10(a) or 4.15(b) of the Company Disclosure Schedule.

        (j)    To the Company's Knowledge, all material software used in the business of the Company or any of its Subsidiaries is free of all viruses, worms and Trojan horses.

        (k)   The Company and its Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company or any of its Subsidiaries as presently conducted, or that are required to operate or modify the software used in the Company's or any of its Subsidiaries' business as presently conducted.

        (l)    The Company and its Subsidiaries have taken commercially reasonable and diligent measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

        (m)  To the Knowledge of the Company (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property of the Company or any of its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract.

        (n)   The Company and each of its Subsidiaries have secured valid written assignments from all former and current employees and other Persons who contributed to the creation or development of any Intellectual Property purported to be Company Owned Intellectual Property or the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, and all of its employees or such other Persons have assigned to the Company or such Subsidiary the rights to such contributions that the Company or such Subsidiary does not already own by operation of law. All assignments from each named inventor of the Company Owned Intellectual Property or the Company Licensed Intellectual Property have been recorded with the USPTO and/or appropriate non-U.S. governmental entity. To the Company's Knowledge, there are no errors or disputes with respect to ownership of the Company Owned Intellectual Property or the Company Licensed Intellectual Property, and there are no liens, encumbrances or other rights that would affect the Company Owned Intellectual Property or the Company Licensed Intellectual Property

        (o)   All employees of the Company or any of its Subsidiaries or other Persons with access to material confidential information of the Company or any of its Subsidiaries, which information relates to a Company Product, are parties to written agreements under which, among other things, each such employee or other Persons is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries. To the Company's Knowledge, no employees or such other Persons of the Company or any of its Subsidiaries are in violation thereof.

        (p)   The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company's rights to own or license any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) the inability (for any period of time) of the Surviving Corporation to succeed to the rights and perform the obligations of the Company and any of its applicable Subsidiaries with respect to the Company Owned Intellectual Property and Company Licensed Intellectual Property, pursuant to the terms of this Agreement, or (iii) the right to market the Company Products as presently marketed.

        Section 4.16    Real Property.

        (a)   Section 4.16(a) of the Company Disclosure Schedule sets forth a complete list of all material real property owned by the Company or any of its Subsidiaries as of the date hereof ("Company Owned Real Property"). The Company and each of its Subsidiaries has good and valid title in fee simple to all Company Owned Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, or (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's or any of its Subsidiaries' business operations (in the manner presently carried on by the Company or such Subsidiaries). No litigation, condemnation, expropriation, eminent domain or similar Proceeding affecting all or any material portion of any Company Owned Real Property is pending or threatened.

        (b)   Section 4.16(b) of the Company Disclosure Schedule sets forth a complete list of all material real property leased by the Company or any of its Subsidiaries as of the date hereof ("Company Material Leased Real Property"). A copy of the lease, including all amendments, extensions, renewals, guaranties and other agreements for each Company Material Leased Real Property (the "Company Leases") has been delivered or made available to Parent and Merger Sub. With respect to each of the Company Leases: (i) such Company Lease is legal, valid, and binding on the Company or its Subsidiary party thereto, and, to the Company's Knowledge, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Company Lease, will not result in a breach of or default under such Company Lease, or otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any of its Subsidiaries, as the case may be, nor any other party to the Company Lease is in material breach or default under such Company Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease; (iv) the other party to such Company Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Material Leased Real Property or any portion thereof; and (vi) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Company Lease or any interest therein

        (c)   The Company and each of its Subsidiaries has good and valid leasehold interest to all Company Material Leased Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (iii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and liens, encumbrances and defects in title, that in each case do not materially detract from the value or use of the property subject thereto.

        (d)   The present use of the land, buildings, structures and improvements on the Company Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of material violation thereof. Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Company Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Company Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

        (e)   Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Company Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Company Material Leased Real Property.

        Section 4.17    Insurance.    The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Section 4.17 of the Company Disclosure Schedule contains an accurate and complete list of all such policies and programs of insurance providing coverage for the Company together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company or any Subsidiary. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its Subsidiaries. No notice of cancellation, termination or reduction in coverage has been received by the Company or any Subsidiary with respect to any policy listed in Section 4.17 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last four (4) years.

        Section 4.18    Title to and Sufficiency of Assets.    The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of the Balance Sheet Date or acquired thereafter, free and clear of any Liens. The Company's and each Subsidiary's buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses.

        Section 4.19    Business Relationships.

        (a)   Suppliers; Customers.    Section 4.19 of the Company Disclosure Schedule sets forth the top ten (10) suppliers (based on current fiscal year expenditures) of products or services and the top ten (10) customers (based on current fiscal year revenues) of the Company and the Company Subsidiaries (on a consolidated basis). Since the Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company or any of the Company Subsidiaries with any such customer or supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any of the Company Subsidiaries has received any written or oral communication or notice from any such customer or supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Company or any of the Company Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Company or any of the Company Subsidiaries.

        (b)   Distributors; Manufacturers, Etc.    To the Company's Knowledge, the execution of this Agreement and the consummation of the Merger and the transactions contemplated hereby will not adversely affect the relationships of the Company or the Company Subsidiaries with any distributors, licensors or designers. Neither the Company nor any Company Subsidiary has received any notification that any distributor, reseller, original equipment manufacturer, foundry or manufacturer will discontinue or materially reduce the purchase, supply or the manufacture, as the case may be, of any Company Products.

        Section 4.20    Sale of Products; Performance of Services.

        (a)   Each Company Product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by the Company or any of its Subsidiaries since January 1, 2004 to any Person: (i) materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Laws; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than (A) any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or (B) defects that were subsequently repaired by the Company such that the existence of any such prior defect or deficiency would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof).

        (b)   All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company and its Subsidiaries were performed properly and in full conformity with the material terms and requirements of all applicable warranties and other Contracts and with all applicable material Laws, and the financial results of the performance of such services have been reflected in the Financial Statements in accordance with GAAP.

        (c)   No customer or other Person has asserted or overtly threatened to assert any claim against the Company or its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or its Subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or its Subsidiaries or any services performed by the Company or its Subsidiaries.

        Section 4.21    Related Party Transactions.    (a) Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or, with respect to clause (a) of this sentence, to the Knowledge of the Company, its employees) (collectively, "Affiliated Persons"): (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries, (iii) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iv) otherwise a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries.

        (b)   Except as set forth in Section 4.21 of the Company Disclosure Schedule, (i) the Contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the Liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

        (c)   Except as set forth in Section 4.21 of the Company Disclosure Schedule, no Affiliated Person of the Company is a party to any Contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company.

        Section 4.22    Government Furnished Equipment.    Neither the Company nor any of its Subsidiaries has any equipment or fixtures loaned or bailed, or otherwise furnished to or held by the Company or any of its Subsidiaries, by or on behalf of the United States or any foreign country.

        Section 4.23    Government Contracting.

        (a)   Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, there are (i) no outstanding material claims against the Company or any Subsidiary, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Company or any Subsidiary and any Governmental Entity under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Company or any Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

        (b)   The Company has submitted all required provisional bid labor and indirect rates through fiscal year 2008, and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2007. All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations in Title 48 of the United States Code of Federal Regulations (the "Federal Acquisition Regulations"). No material unallowable costs were contained therein.

        (c)   Except as set forth in Section 4.23(c) of the Company Disclosure Schedule, neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of its present employees, consultants or agents is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.

        (d)   Except as set forth in Section 4.23(d) of the Company Disclosure Schedule, no statement, representation or warranty made by Company or any Subsidiary in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

        (e)   The Company together with its Subsidiaries, in conducting its business as it relates to Government Contracts, is in material compliance with all government accounting principals and governing regulations, including but not limited to, all laws relating to Government Contract recordkeeping. No unidentified unallowable costs exist on the books and records of the Company.

        (f)    The Company together with its Subsidiaries has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations and there are no outstanding or unresolved matters with respect thereto.

        (g)   Except as set forth on Section 4.23(g) of the Company Disclosure Schedule: (i) none of the Company's employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to the Company; (ii) there is not pending any audit or investigation of the Company, its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five years, neither the Company nor any Subsidiary has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Except as set forth on Section 4.23 of the Company Disclosure Schedule, the Company has not had any irregularities, misstatements or omissions arising under or relating to any Government Contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

        Section 4.24    Certain Business Practices.    Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

        Section 4.25    International Trade Matters.    The Company and its Subsidiaries are, and at all times since January 1, 2002 have been, in compliance with and have not been and are not in material violation of any International Trade Law (defined below), including but not limited to, all Laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. The Company has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. "International Trade Law" shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

        Section 4.26    Opinion of Financial Advisor.    The Company's financial advisor, ISI Partners, LLC (the "Company Financial Advisor"), has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to such holders. A copy of that opinion has been delivered to Parent.

        Section 4.27    Brokers and Finders.    Except as set forth in Section 4.27 of the Company Disclosure Schedule, none of the Company or its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has delivered to Parent a true and complete copy of the engagement letter between the Company and the Company Financial Advisor.

        Section 4.28    Takeover Laws.    The Company has taken all action necessary to exempt this Agreement and the transactions contemplated hereby, including the Merger and the Stockholder Agreements, from the provisions of Section 203 of the DGCL. No other anti-takeover, "fair price", "moratorium", "control share acquisition", "business combination" or other similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan or "poison pill" in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.

        Section 4.29    Representations and Warranties.    Each of the representations and warranties contained in this Article IV will be true and correct as of the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and (ii) for those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company that except as set forth in the SEC Reports:

        Section 5.1    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonable be expected to have a Parent Material Adverse Effect.

        Section 5.2    Capitalization.    The authorized capital stock of Parent consists of 200,000,000 shares of capital stock, divided into 195,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Parent Preferred Stock"). As of November 14, 2008, (i) 105,292,730 shares of Parent Stock, were issued and outstanding, (ii) 10,000 shares of Parent Preferred Stock were issued or outstanding, (iii) no shares of Parent Stock were held in the treasury of Parent (included in the outstanding), (iv) 5,491,928 shares of Parent Stock were reserved for issuance upon exercise of Parent Stock Options issued and outstanding, and (v) 12,433,928 shares of Parent Stock were authorized and reserved for future issuance pursuant to the Parent Stock Plans (other than shares of Parent Stock authorized and reserved for future issuance upon exercise of Parent Stock Options issued and outstanding). Each issued and outstanding share of Parent Stock is, and each share of Parent Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

        Section 5.3    Authority; Non-Contravention; Approvals.

        (a)   Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to obtaining the Required Parent Stockholder Vote to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) obtaining the Required Parent Stockholder Vote and (iii) approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        (b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby does not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, subject to obtaining the Parent Required Statutory Approvals, or (iii) any Parent Permit or Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Except for (i) the filings by Parent or Merger Sub required by the HSR Act, (ii) the filings by the Parent or Merger Sub required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act and the Securities Act, (iv) the filing of the Certificate of Merger and appropriate merger documents as required by the DGCL, (v) the filing of the Joint Proxy Statement/Prospectus and the Registration Statement, and the effectiveness of the Registration Statement, and (vi) any required filings under the rules and regulations of NASDAQ (the filings and approvals referred to in clauses (i) through (vi) collectively, the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as applicable, of the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.4    Reports and Financial Statements.    As of their respective filing dates, the Form 10-K for the fiscal year ended December 31, 2007 and the Form 10-Q for the quarterly period ended September 30, 2008 for Parent (the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto included in the Parent SEC Documents (the "Parent Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Parent and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

        Section 5.5    Compliance with Applicable Law; Permits.

        (a)   Parent, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by Governmental Entities engaged in the regulation of Parent's products) which are required for Parent and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Parent Permits"), and all Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable Laws relating to Parent and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Parent Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.6    Brokers and Finders.    None of Parent or its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to Imperial Capital LLC.

        Section 5.7    Parent Stock.    At the Closing, Parent shall have sufficient authorized but unissued shares of Parent Stock to consummate the Merger.

        Section 5.8    Merger Sub.    Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the Merger, and has conducted no other material activity and has incurred no other material Liability or obligation other than as contemplated by this Agreement.

        Section 5.9    Litigation.    As of the date hereof, there are no actions pending, or, to the Knowledge of the Parent and Merger Sub, threatened in writing against, which relate to or affect the Parent and Merger Sub or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator which could reasonably be expected to individually, or in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any Subsidiary has committed a material violation of any order of any Governmental Entity or any Law of any Governmental Entity applicable to the Parent or any Subsidiary or any of their respective properties or assets, and the business operations of the Parent and its Subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity. There are no ongoing internal investigations or inquiries being conducted by the Parent or Merger Sub, the Parent or Merger Sub Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 5.10    Certain Business Practices.    Neither the Parent and Merger Sub, nor any Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

        Section 5.11    Banking Relationship.    To Parent's Knowledge, no Event of Default (as such term is defined in the Credit Agreement) has occurred and is continuing under Parent's existing credit agreement with KeyBanc Capital Markets (the "Credit Agreement").

        Section 5.12    Representations and Warranties.    Each of the representations and warranties contained in this Article V will be true and correct as of the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and (ii) for those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE VI

COVENANTS

        Section 6.1    Conduct of Business by the Company Pending the Closing.    From the Execution Date through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which could adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

          (a)   (i) amend or propose to amend the certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any Subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

          (b)   issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue Company Shares upon exercise of Company Stock Options and Company Warrants outstanding on the date hereof in accordance with their present terms;

          (c)   (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its Subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its Subsidiaries;

          (d)   (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of the Company, in excess of $50,000 individually or $100,000 in the aggregate in any twelve (12) month period;

          (e)   sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company or its Subsidiaries, other than sales of inventory and other assets in the ordinary course of business and consistent with past practice;

          (f)    (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or executive officers of the Company, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of the Company or of any Company Subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

          (g)   announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries, other than routine employee terminations;

          (h)   knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

          (i)    make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

          (j)    prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (it being understood and agreed that Parent shall be permitted to review and comment upon any Tax Return for a period of at least ten (10) Business Days prior to its filing);

          (k)   make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to the Company or any of its Subsidiaries, or take any other similar action relating to Taxes if such election, change, adoption, amendment, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries or decreasing any Tax attribute of the Company or any of its Subsidiaries;

          (l)    commence any litigation or Proceedings with respect to Taxes, settle or compromise any litigation or Proceedings with respect to Taxes, commence any other litigation or Proceedings or settle or compromise any other material litigation or Proceedings;

          (m)  (i) enter into a new line of business which is material to the Company and its Subsidiaries taken as a whole, or represents a category of revenue that is not discussed in the Company's 2007 Annual Report or (ii) open or close any facility or office of the Company or any of its Subsidiaries;

          (n)   pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of the Company;

          (o)   amend, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company's or any of its Subsidiary's rights thereunder;

          (p)   enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts the Company or any of its Subsidiary or, upon completion of the Merger or any other transaction contemplated hereby, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice, (iii) any agreement or Contract with any other Person pursuant to which the Company or any of its Subsidiaries is the licensor or licensee of any Intellectual Property, (iv) any agreement or arrangement with Persons that are Affiliates or are executive officers or directors of the Company, (v) any lease for real property or material operating lease, or (vi) any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction;

          (q)   terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

          (r)   terminate or waive any right of any material value to the Company or any of its Subsidiaries;

          (s)   commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          (t)    take any action to (i) render inapplicable, or to exempt any third Person from, the provisions of Section 203 of the DGCL, or any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any shareholder rights agreement or plan;

          (u)   take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (v)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 6.2    Conduct of Business by Parent Pending the Closing.    From the Execution Date until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws and use reasonable best efforts to preserve intact their respective business organizations and goodwill. In addition to and without limiting the generality of the foregoing, except as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:

          (a)   adopt or propose any material change in its certificate of incorporation or bylaws, except for such amendments (i) required by any applicable Law or the rules and regulations of the SEC or the NASDAQ or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

          (b)   sell, lease, pledge, or otherwise dispose of or encumber any properties or assets of Parent or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business and

  (ii) other transactions which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

          (c)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 6.3    Access to Information; Confidentiality.

        (a)   Each of Parent and the Company shall afford to each other's officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to applicable Laws regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the Execution Date through the Effective Time or the termination of this Agreement, to its properties, books and records, contracts, commitments and personnel in a manner commensurate with due diligence conducted by any Party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 6.3(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the Parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that access to such documents or information would risk of waiver of any attorney client privilege, work product doctrine or other applicable privilege applicable to such documents or information. All information obtained by Parent and the Company, and their respective Subsidiaries, pursuant to this Section 6.3(a) shall be kept confidential in accordance with the confidentiality agreement, dated November 20, 2008, by and between Parent and the Company (the "Confidentiality Agreement").

        (b)   The Company shall consult with Parent regarding its business in a prompt manner and on a regular basis. In addition, the Company and its officers and employees shall reasonably cooperate with Parent in, and shall permit Parent to participate in any discussions or negotiations relating to, the execution or amendment of any material Contract of the Company.

        (c)   No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.4    Employee Benefit Matters.

        (a)   From and after the Effective Time, Company Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or their Subsidiaries) covered by such plans at the Effective Time subject to their terms and conditions until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Company and its Subsidiaries (the "New Benefit Plans"). At such time as any New Benefit Plans are implemented, Parent will, and will cause its Subsidiaries to, with respect to all New Benefit Plans, subject to the consent of any applicable insurance carrier and to the extent commercially practicable, (i) provide each employee of the Company or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any New Benefit Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, and (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company and its Subsidiaries, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything to the contrary in this Section 6.4, Parent shall have no obligation to provide any credit for service, co-payments, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided. Parent has no obligation to provide any employee benefits other than those specified in this subsection. Notwithstanding the foregoing, the Company's deferred compensation plan shall be maintained until at least January 1, 2010.

        (b)   If requested by Parent at least five (5) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans, including any Company Benefit Plan intended to qualify under Section 401(k) of the Code, effective not later than the last Business Day immediately preceding the Effective Time. In the event that Parent requests that any 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

        (c)   Nothing in this Section 6.4 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Company Benefit Plans, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

        (d)   The provisions contained in this Section 6.4 are included for the sole benefit of the Parties hereto and shall not create any right of any kind in any other Person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or any right to continued employment with Parent or the Surviving Corporation.

        Section 6.5    Joint Proxy Statement/Prospectus; Registration Statement.

        (a)   Parent and the Company shall each use their reasonable best efforts to jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement within fifteen (15) Business Days following the Execution Date. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other Party's counsel in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement and shall request the cooperation of such Party's auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other Party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to this Section 6.5 or for additional information and shall supply the other with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.5(b). Each of Parent and the Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply as to form and substance as to such Party in all material respects with all applicable Laws.

        (b)   If, at any time prior to the Effective Time, any information is discovered or any event occurs with respect to Parent or any of the Company or its Subsidiaries, or any change occurs with respect to the other information included in the Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the Party learning of such information shall notify the other Parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, respectively, (ii) Parent and the Company shall (A) use their reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and (B) as required by applicable Law, disseminate the information contained in such amendment or supplement to holders of Company Shares and Parent Shares; provided, however, that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

        Section 6.6    Meetings of Stockholders; Board Recommendations.

        (a)   The Company, acting through the Company Board, shall take all actions in accordance with the DGCL, the Company Certificate or Company Bylaws or similar governing documents of the Company and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Company Stockholders' Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.12(b), (i) the Company Board shall recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company (the "Company Voting Proposal") and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Change in Recommendation and (iii) the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required Company Stockholder Vote. Without limiting the generality of the foregoing, (x) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Shares, as required by this Section 6.6(a), shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (y) the Company agrees that its obligations pursuant to this Section 6.6(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

        (b)   Parent, acting through the Parent Board, shall take all actions in accordance with the DGCL, the certificate of incorporation or bylaws or similar governing documents of Parent and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Parent Stockholders' Meeting for the purpose of considering and voting upon the issuance of Parent Stock in the Merger (the "Parent Voting Proposal"). The Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy Statement/Prospectus. Neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent's stockholders vote in favor of the Parent Voting Proposal. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required Parent Stockholder Vote.

        (c)   Nothing contained in this Section 6.6 or otherwise contained in this Agreement shall be deemed to prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (B) making any disclosure to its stockholders in order to comply with the Company Board's fiduciary duties to its stockholders under the DGCL.

        (d)   Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholders' Meeting and for the Parent Stockholders' Meeting shall be the same.

        (e)   Except to the extent required by applicable Laws, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Stockholders' Meeting or (ii) postpone, delay or adjourn the Company Stockholders' Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Laws is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders' Meeting or (B) if there are an insufficient number of shares of Company Shares represented in person or by proxy at the Company Stockholders' Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Stockholders' Meeting and use its reasonable best efforts to obtain a quorum and the Required Company Stockholder Vote as promptly as practicable in the prevailing circumstances. Except to the extent required by applicable Law, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders' Meeting or (ii) postpone, delay or adjourn the Parent Stockholders' Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Law is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders' Meeting or (B) if there are an insufficient number of shares of Parent Stock represented in person or by proxy at the Parent Stockholders' Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders' Meeting and use its reasonable best efforts to obtain a quorum and the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

        Section 6.7    [Reserved].

        Section 6.8    Public Announcements.    Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Company Shares or the Parent Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other Party's consent (which shall not be unreasonably withheld or delayed); provided, however, that each of Parent and the Company may make (a) public disclosure reasonably required in the public SEC filings made by the respective Parties in connection with the transactions contemplated hereby and (b) public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.8.

        Section 6.9    Reasonable Best Efforts.

        (a)   The Company and Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any Antitrust Laws and any related governmental request thereunder, and (C) any other applicable Law. The Company and Parent shall cooperate with each other in connection with the making of all such filings (subject to applicable Law regarding the sharing of information), and the Company and Parent and their counsel shall be given a reasonable opportunity to review and comment upon such filings and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC.

        (b)   The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any clearances or approvals of any Governmental Entities required for the consummation of the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to obtain the expiration of any applicable waiting period under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Parent shall have the right to determine and direct the strategy and process by which the Parties will seek required approvals under Antitrust Laws; provided, however, that Parent will consult with and consider in good faith the views of the Company in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Law. No Party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld.

        (c)   Notwithstanding anything to the contrary in this Section 6.9, neither Parent, nor the Company nor any of their Subsidiaries shall be required to (i) license, divest, dispose of or hold separate any assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries, or that would otherwise have a material adverse effect on the combined company or (ii) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Merger under applicable Antitrust Laws (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Entities with respect to, such required consents, approvals or authorizations). The Company (A) shall not take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (B) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company's assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger.

        (d)   Each of Parent and the Company, as applicable, shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third Person consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that, with respect to this subsection (d), the Company shall not offer or pay any consideration, or make any agreement or understanding affecting the business or the assets, properties or Liabilities of the Company, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of Parent. If any Party shall fail to obtain any consent from a third Person described in this subsection (d), such Party will use its reasonable efforts, and will take any such actions reasonably requested by the other Party hereto, to limit the adverse affect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Merger, from the failure to obtain such consent.

        Section 6.10    Notification of Certain Matters.    Parent and the Company shall promptly (and, in any event, within two (2) Business Days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the Parties under this Agreement.

        Section 6.11    Indemnification of Directors and Officers.

        (a)   The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Certificate and Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Certificate and Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time, unless otherwise required by applicable Law.

        (b)   From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, claims, damages, expenses (including reasonable attorneys' fees), Liabilities or amounts that are paid in settlement of, or otherwise, in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director or officer of the Company or any of its Subsidiaries, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time, in each case to the fullest extent permitted and provided in the Company Certificate and Company Bylaws as in effect at the date hereof and as permitted under the DGCL.

        (c)   Prior to the Effective Time, (i) the Company shall obtain "tail" insurance policies with a claims period of six (6) years from the Effective Time with respect to directors' and officers' liability insurance in an amount and scope reasonably comparable to the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors' and officers' liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company's existing directors' and officers' liability policy insurer; or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time the directors and officers who are insured under the Company's directors' and officers' insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is not less favorable taken as a whole than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided further, however, that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.

        (d)   The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 6.11). This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein.

        (e)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

        Section 6.12    No Solicitation.

        (a)    Company Takeover Proposal.

            (i)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate or encourage the submission, making or announcement of any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or take any other action to facilitate the making of, any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal or (iii) make or authorize any statement, recommendation or solicitation in respect of any Company Takeover Proposal (except as permitted by Section 6.12(b)).

           (ii)  The Company (A) shall, and shall cause each of the Company Subsidiaries and each Company Representative to, immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal and (B) shall request the prompt return or destruction of all confidential information previously furnished to any Person in connection with any such discussions, negotiations or proposals. The Company shall, and shall cause each Company Subsidiary to, enforce (and not waive any provision of or release any Person from any obligations under) any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party.

          (iii)  Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Company Stockholder Vote has been obtained, the Company receives a bona fide Company Takeover Proposal that did not result from a breach or a deemed breach by the Company or any other Person of this Section 6.12(b), or any confidentiality, standstill or similar agreement, and the Company otherwise has complied with this Section 6.12, and the Company Board determines in good faith (A) after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that such Company Takeover Proposal is, or is reasonably likely to result in, a Superior Company Proposal and (B) after consultation with outside counsel that failure to take the actions set forth in clauses (1) and (2) below with respect to such Company Takeover Proposal would result in a breach of its fiduciary duties under applicable Law, the Company may, subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 6.12(c): (1) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal pursuant to a confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.3(a)), provided that all such information not previously provided to Parent is provided on a concurrent basis to Parent and (2) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal.

          (iv)  Any violation by any Company Subsidiary or any Company Representative of any provision of this Section 6.12 shall be deemed to be a violation by the Company.

        (b)    Change in Recommendation.

            (i)  Neither the Company nor the Company Board nor any committee thereof shall (A) (1) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement or (2) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal (either (1) or (2) being a "Change in Recommendation") or (B) approve, or cause or permit the Company or any Company Subsidiary to enter into, any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an "Acquisition Agreement") relating to, any Company Takeover Proposal.

           (ii)  Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Company Stockholder Vote has been obtained, (x) the Company receives a Superior Company Proposal that did not result from a breach or a deemed breach by the Company or any other Person of Section 6.12(a) or any confidentiality, standstill or similar agreement, and (y) the Company Board determines in good faith after consultation with outside counsel that, in light of such proposal, a failure to make a Change in Recommendation or terminate this Agreement in order to accept such Superior Company Proposal would be a breach of the fiduciary obligations of the Company Board under applicable Laws, the Company may,

  (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to Section 8.1(f), so long as (and only if) (i) the Company has complied in all material respects with this Section 6.12, including subsection (c) below, (ii) the Company Board shall have first provided a Superior Proposal Notice to Parent, (iii) either (x) within five (5) Business Days after receipt of such Superior Proposal Notice (the "Proposal Period"), Parent shall not have proposed any adjustments to the terms and conditions of this Agreement or (y) the Company Board shall have determined in good faith, after consultation with its financial advisor, that any such proposal by Parent during the Proposal Period does not cause the Superior Company Proposal to cease to constitute a Superior Company Proposal, and (iv) concurrently with and as a condition to such termination, the Company Board causes the Company to accept such Superior Company Proposal and enter into an Acquisition Agreement with respect thereto and to pay the Termination Fee pursuant to Section 8.3(b). The Company agrees that, during the Proposal Period, the Company and the Company Representatives shall negotiate in good faith with Parent and the Parent Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement that are proposed by Parent. A "Superior Proposal Notice" means a written notice to Parent from the Company advising Parent that the Company Board is prepared to make a Change in Recommendation or accept a Superior Company Proposal, specifying the terms and conditions of such Superior Company Proposal, attaching the most current draft of the Superior Company Proposal and identifying the person making such Superior Company Proposal (it being understood and agreed that any material amendment to the price or any other material term of such Superior Company Proposal shall require a new Superior Proposal Notice and a new Proposal Period, as provided above).

        (c)    Company Takeover Proposal Information.

            (i)  The Company shall promptly, but in any event within forty-eight (48) hours, (i) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry), specifying the material terms and conditions thereof and the identity of the person making any such Company Takeover Proposal or inquiry and (ii) provide to Parent a copy of all written material provided to the Company or any Company Subsidiary or any Company Representative in connection with any such Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal. The Company shall (A) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry, and (B) promptly, but in any event within forty-eight (48) hours, advise Parent orally and in writing of any material amendments to the terms of any such Company Takeover Proposal or inquiry and shall provide to Parent a copy of all written materials provided to the Company or any Company Subsidiary or any Company Representative in connection with any such Company Takeover Proposal. The Company shall not take any actions whether contractually or otherwise to limit its ability to comply with its obligations hereunder.

           (ii)  The Company shall provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Company Takeover Proposal or any such inquiry or to consider providing information to any person or group in connection with a Company Takeover Proposal or any such inquiry. The Company shall publicly reaffirm the recommendation by the Company Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation, unless a Change in Recommendation is permitted by Section 6.12(b)(ii).

        Section 6.13    Tax Free Reorganization.

        (a)   Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. None of Parent, the Company, or their respective Subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by Section 6.1 in the case of the Company) that could prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each Party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

        (b)   Unless otherwise required by applicable Law, each of Parent, Merger Sub and the Company (i) shall report the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

        (c)   The Parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent's and the Company's Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

        Section 6.14    Litigation.    Each of the Parties hereto shall promptly notify the other parties of any action, suit, Proceeding or investigation that shall be instituted or threatened against a Party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. The Company shall promptly notify Parent of any action, suit, Proceeding or investigation that may be threatened or asserted in writing, brought or commenced against the Company, or any of the Company Subsidiaries, that would have been listed in Section 4.7 of the Company Disclosure Schedule if such action, suit, Proceeding or investigation had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to any stockholder litigation against Company and its directors relating to the Merger and the transactions contemplated by this Agreement. The Company agrees that it shall not settle or make an offer to settle any litigation commenced against the Company or any director by any stockholder relating to this Agreement, the Merger or any other transactions contemplated hereby, unless Parent shall have consented in writing to such payment or settlement.

        Section 6.15    Takeover Laws and Rights.    If any "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation ("Takeover Law") is or may become applicable to this Agreement, the Stockholder Agreements, the Company Shares, the Merger or any of the other transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Stockholder Agreements, the Company Shares, the Merger or such other transactions contemplated hereby.

        Section 6.16    Registration Statement on Form S-8.    Parent shall, as soon as practicable following the Effective Time, file a registration statement on Form S-8 with the SEC, if available for use by Parent, relating to the shares of Parent Stock issuable with respect to assumed Company Stock Options eligible for registration on Form S-8; provided, however, that (i) assumed Company Stock Options held by non-employees of the Company (the "Non-Employee Options") shall not be registered by Parent on Form S-8 and (ii) the Non-Employee Options may only be exercised following the Closing upon delivery to Parent of an opinion of counsel, in such form to be reasonably acceptable to Parent, that the exercise does not violate federal or state Law.

        Section 6.17    Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions in this Agreement.

        Section 6.18    Further Assurances.    Each of the Parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.1    Conditions to the Obligations of Each Party.    The respective obligations of each party to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Voting Proposal shall have been approved at the Company Stockholders' Meeting by the Required Company Stockholder Vote and the Parent Voting Proposal shall have been approved at the Parent Stockholders' Meeting by the applicable Required Parent Stockholder Vote.

          (b)    No Order.    No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that prior to asserting this condition, subject to Section 6.9, the Party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree.

          (c)    HSR Act; Approvals.    All waiting periods, and any extensions thereof, under the HSR Act relating to the Merger or any of the transactions contemplated hereby will have expired or terminated early. All other authorizations, consents, orders, declarations or approvals of, or filings and registrations with, any Governmental Entity that are required to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

          (d)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

          (e)    Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity's request for an injunction in such suit, action or proceeding, then four (4) Business Days following such dismissal or decision, this condition to Closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such

  Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

          (f)    NASDAQ Listing.    The shares of Parent Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

        Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b)    Performance of Obligations.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall have been no Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (d)    No Restraints.    There shall not be instituted or pending any Proceeding by any Governmental Entity (i) seeking to restrain, prohibit, make illegal or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the Company Shares (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

          (e)    Consents.    The Company shall have obtained the consent or approval of each Person or Governmental Entity whose consent or approval shall be required in connection with the Merger and the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other Contract or agreement (including any Company Material Contract) or instrument.

          (f)    Non-competition and Non-interference Agreement.    The execution and delivery by the individuals set forth on Schedule 7.2(f) of a non-competition and non-interference agreement with Parent in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (the "Non-Competition Agreements"), as specified on Schedule 7.2(f).

          (g)    Employment and Retention Agreement.    The execution and delivery by the individuals set forth on Schedule 7.2(g) of an employment and retention agreement with Parent in the forms attached hereto as Exhibit D-1 and Exhibit D-2 (the "Employment Agreements"), as specified on Schedule 7.2(g).

          (h)    Cash On Hand.    The Company shall have (i) at least Five Hundred Thousand Dollars ($500,000) in cash or cash equivalents and (ii) no interest bearing debt immediately prior to the Closing. Such cash amount shall be in addition to any cash required for payments to be made by the Company at the Closing.

          (i)    Bank Collateral Requirements.    All security background checks, including all related investigations, and documentation necessary to comply with and otherwise satisfy the collateral requirements of the Company's lenders shall have been completed.

          (j)    Resignation Letters.    The Company shall have delivered to Parent written resignations of all officers and directors of the Company effective as of the Effective Time.

          (k)    Background Checks.    Parent shall have completed, and shall be reasonably satisfied with, all background checks, including all related investigations, on the individuals set forth on Schedule 7.2(k).

          (l)    DFI Contract Extension.    The Company shall have delivered to Parent documentation of the DFI Contract option exercise, in such form as reasonably acceptable to Parent.

        Section 7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b)    Performance of Obligations.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall have been no Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any requisite approval of the stockholders of the Company:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger has not been consummated on or before January 31, 2009 (such date, as it may be extended under clause (A) of this paragraph, the "Termination Date"); provided, however, that (A) if the SEC provides comments to the Registration Statement, the Termination Date shall be extended until the earlier of (x) May 30, 2009 and (y) sixty (60) calendar days following the date on which Parent is notified by the SEC that the Registration Statement is no longer subject to further review and comments, and (B) the right to terminate this Agreement pursuant to this subsection (i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of or resulted in the failure of the Merger to be consummated by the Termination Date;

             (ii)  if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this subsection (ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of or resulted in such order, decree, ruling or other action;

            (iii)  if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this subsection (iii) shall not be available to any Party seeking termination if, at such time, such Party is in material breach of its obligations under this Agreement; or

            (iv)  if the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have voted on the Parent Voting Proposal, and the Parent Voting Proposal shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this subsection (iv) shall not be available to any Party seeking termination if, at such time, such Party is in material breach of its obligations under this Agreement;

          (c)   by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt by the Company of written notice from Parent of such breach or failure to perform or (B) one Business Day prior to the Termination Date;

          (d)   by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt by Parent of written notice from the Company of such breach or failure to perform or (B) one Business Day prior to the Termination Date;

          (e)   by Parent, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or resolved to do so; (ii) the Company Board or any committee thereof shall have approved or recommended to the Company's stockholders a Company Takeover Proposal or resolved to do so; (iii) a tender offer or exchange offer for Company Shares is commenced (other than by Parent or any of its Affiliates) and the Company Board or any committee thereof recommends that the Company's stockholders tender their shares in such tender or exchange offer or the Company Board or any committee thereof fails to recommend that the Company's stockholders reject such tender or exchange offer within ten (10) Business Days of commencement thereof; or (iv) if there has been a material violation by the Company of Section 6.6(a) or Section 6.12; or

          (f)    by the Company, prior to the time that the Required Company Stockholder Vote has been obtained, in accordance with Section 6.12(b); provided, however, that, in order for the termination of this Agreement pursuant to this subparagraph to be effective, the Company shall have complied with all of the provisions of Section 6.12, including the notice provisions therein, and with all applicable requirements of Section 8.3, including payment of the Termination Fee.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other Parties.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, the Company or Merger Sub or their respective officers or directors (except for the last sentence of Section 6.3(a) and the entirety of Section 8.2, Section 8.3 and Article IX, all of which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any Party hereto from any Liability for any willful breach of this Agreement, fraud or knowing misrepresentation.

        Section 8.3    Fees and Expenses.

        (a)    General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

        (b)    Termination Fee.    In the event that:

            (i)  this Agreement is terminated by the Company pursuant to Section 8.1(f);

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.1(e); or

          (iii)  (A) the Company has knowledge of a Company Takeover Proposal, (B) a Company Takeover Proposal shall have been made to holders of Company Shares or (C) any Person has announced an intention (whether or not conditional) to make a Company Takeover Proposal, and thereafter this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(c), and within twelve (12) months of such termination the Company either enters into an Acquisition Agreement or consummates a Company Takeover Proposal other than with Parent or Merger Sub;

then in the case of (i), (ii) or (iii) above, the Company shall promptly, but in no event later than the date of the earliest such event, pay to Parent a fee equal to One Million Three Hundred Forty Four Thousand Dollars ($1,344,000) (the "Termination Fee"), payable by wire transfer of same day funds;

provided, however, that, in the case of any termination pursuant to Section 8.1(f), the Termination Fee shall be payable prior to, and as a condition to, such termination.

          (iv)  The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to make a payment due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company, the Company shall pay to Parent and Merger Sub their reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the publicly announced prime rate of Bank of America, N.A. plus two percent (2.0%) per annum, compounded quarterly, from the date such payment was required to be paid. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in Section 8.2.

           (v)  In no event shall more than one Termination Fee be payable hereunder.

        Section 8.4    Amendment.    This Agreement may be modified or amended by the Parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Merger Sub or the Company, or Parent, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no modification or amendment shall be made which by law requires further approval by such stockholders without such further approval; provided, however, that no modification or amendment of this Agreement or of any provision of this Agreement shall be valid or enforceable unless in writing duly executed by each of the Parties hereto.

        Section 8.5    Waiver.    At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the other Parties' representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the other Parties' agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party's right to demand exact compliance with the terms hereof. Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Non-Survival of Representations and Warranties.    The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile (but only if followed by transmittal by a nationally recognized overnight carrier for delivery on the next Business Day), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    If to Parent, Merger Sub, or the Surviving Corporation, to:

    Kratos Defense & Security Solutions, Inc.
    Bridge Pointe Corporate Centre
    4810 Eastgate Mall
    San Diego, California 92121
    Attention: President
    Facsimile No.: (858) 812-7301

    with copies to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, California 92130
    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5150

    If to the Company, to:

    Digital Fusion, Inc.
    5030 Bradford Drive
    Building 1, Suite 210
    Huntsville, Alabama 35805
    Attention: President
    Facsimile No.: (256) 327-8120

    with copies to:

    Lanier, Ford, Shaver & Payne, PC
    200 West Side Square, Suite 5000
    Huntsville, Alabama 35804
    Attention: Richard J. Marsden, Esq.
    Facsimile No.: (256) 533-9322

        Section 9.3    Interpretation; Other Remedies.    The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        Section 9.4    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        Section 9.5    Entire Agreement; Third-Party Beneficiaries.    This Agreement and all exhibits and attachments hereto, including the Company Disclosure Schedule, the Stockholder Agreements and the Confidentiality Agreement (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any employee or other Person any status as a third party beneficiary, or any other rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.11.

        Section 9.6    Assignment.    No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign or pledge as collateral this Agreement or any of its rights and obligations hereunder to an affiliate of Parent or to any financing sources. Any purported assignment in violation of this Section 9.6 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        Section 9.7    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 9.8    Specific Performance.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.9    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 9.10    Jurisdiction.    Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any court within the State of Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

        Section 9.11    Waiver of Jury Trial.    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered by the Parties in connection herewith or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

        Section 9.12    Disclosure.    Any matter disclosed in any section of a Party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a Party's Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ Eric M. DeMarco
Print	Eric M. DeMarco
Title:	President & Chief Executive Officer
DAKOTA MERGER SUB, INC.
By:	/s/ Laura L. Siegal
Print Name:	Laura L. Siegal
Title:	Vice President & Corporate Controller
DIGITAL FUSION, INC.
By:	/s/ Gary S. Ryan
Print Name:	Gary S. Ryan
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

 EXHIBIT A-1

STOCKHOLDER AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT A-2

STOCKHOLDER AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT A-3

STOCKHOLDER AGREEMENT (TYPE C)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT B

CERTIFICATE OF MERGER

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT C-1

NON-COMPETITION AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT C-2

NON-COMPETITION AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT D-1

EMPLOYMENT AND RETENTION AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT D-2

EMPLOYMENT AND RETENTION AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 COMPANY DISCLOSURE SCHEDULE

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE A

PARTIES TO STOCKHOLDER AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 1.1(A)

DFI CONTRACT

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 2.6(A)

DIRECTORS OF THE SURVIVING CORPORATION

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 2.6(B)

OFFICERS OF THE SURVIVING CORPORATION

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 3.2(A)

OPTIONEES WITH EXTENDED POST-TERMINATION EXERCISE PERIOD

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(F)

PARTIES TO NON-COMPETITION AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(G)

PARTIES TO EMPLOYMENT AND RETENTION AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(K)

SECURITY BACKGROUND CHECKLIST

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
EXHIBITS & SCHEDULES
AGREEMENT AND PLAN OF MERGER
RECITALS
EXHIBIT A-1 STOCKHOLDER AGREEMENT (TYPE A)
EXHIBIT A-2 STOCKHOLDER AGREEMENT (TYPE B)
EXHIBIT A-3 STOCKHOLDER AGREEMENT (TYPE C)
EXHIBIT B CERTIFICATE OF MERGER
EXHIBIT C-1 NON-COMPETITION AGREEMENT (TYPE A)
EXHIBIT C-2 NON-COMPETITION AGREEMENT (TYPE B)
EXHIBIT D-1 EMPLOYMENT AND RETENTION AGREEMENT (TYPE A)
EXHIBIT D-2 EMPLOYMENT AND RETENTION AGREEMENT (TYPE B)
COMPANY DISCLOSURE SCHEDULE
SCHEDULE A PARTIES TO STOCKHOLDER AGREEMENTS
SCHEDULE 1.1(A) DFI CONTRACT
SCHEDULE 2.6(A) DIRECTORS OF THE SURVIVING CORPORATION
SCHEDULE 2.6(B) OFFICERS OF THE SURVIVING CORPORATION
SCHEDULE 3.2(A) OPTIONEES WITH EXTENDED POST-TERMINATION EXERCISE PERIOD
SCHEDULE 7.2(F) PARTIES TO NON-COMPETITION AGREEMENTS
SCHEDULE 7.2(G) PARTIES TO EMPLOYMENT AND RETENTION AGREEMENTS
SCHEDULE 7.2(K) SECURITY BACKGROUND CHECKLIST